News Release Media Contact: Laura Hayes laura.hayes@ntrs.com http://www.northerntrust.com FOR IMMEDIATE RELEASE Northern Trust Names Rima Qureshi to Board of Directors CHICAGO, October 20, 2026 — Northern Trust (Nasdaq: NTRS) announced today the appointment of Rima Qureshi, former executive vice president and chief strategy officer of Verizon Communications Inc., to its board of directors, effective immediately. “I am pleased to welcome Rima to the Northern Trust Board of Directors,” Chairman and Chief Executive Officer Michael O’Grady said. “Rima is a seasoned C-suite executive and public company director whose global perspective, technology expertise and experience across highly regulated industries will be valuable as we continue to strengthen Northern Trust, serve our clients and position the company for long-term growth.” Qureshi brings nearly four decades of experience shaping strategy, leading transformation and building businesses across global telecommunications and payments companies. Throughout her career, she has helped organizations navigate industry disruption, evaluate and execute major strategic initiatives, pursue new growth opportunities and strengthen their competitive position across markets. At Verizon, which Qureshi joined in 2017, she helped set the company’s strategic direction amid significant industry change. Prior to Verizon, Qureshi spent 23 years at global telecommunications company Ericsson, where she served as chief strategy officer and, later, chief executive officer of Ericsson North America. Qureshi also brings more than 15 years of public company board experience across telecommunications, retail and financial services, including 15 years on the board of Mastercard Incorporated. She currently serves on the boards of BT Group plc, the United Kingdom’s leading telecommunications provider; Loblaw Companies Limited, Canada’s largest food and pharmacy retailer; and Swift (Society for Worldwide Interbank Financial Telecommunication).

Her board service, combined with her executive experience leading global businesses and working across complex networks and critical infrastructure, give her a unique perspective. About Northern Trust Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking services to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2026, Northern Trust had assets under custody/administration of US$20.0 trillion, and assets under management of US$2.0 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn. Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.